 Exhibit 3.87

LIMITED LIABILITY COMPANY AGREEMENT

OF

L3TV CHICAGOLAND CABLE SYSTEM, LLC

This Limited Liability Company Agreement (this “Agreement”) of L3TV Chicagoland Cable System, LLC, is entered into as of the 22nd day of August 2017, by Layer3 TV, Inc. as a member (the “Member”).

The Member in order to ratify the formation a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (6 Del.C. §18-101, et seq.) (the “Act”), hereby agrees with the Company as follows:

1.

Name. The name of the limited liability company shall be L3TV Chicagoland Cable System, LLC (the “Company”).

2.

Member. The name and the business, residence or mailing addresses of the Member is as follows:

Name Layer3 TV, Inc.	Address 1660 Wynkoop St., Suite 800 Denver, CO 80202

3.

Registered Office/Registered Agent. The address of the registered office of the Company in the State of Delaware, and the name and address of the registered agent of the Company for service of process on the Company in the State of Delaware, is The Company Corporation, 251 Little Falls Drive, Wilmington, Delaware 19808.

4.

Certificate. The Member is hereby designated as an authorized person with the meaning of the Act to execute, deliver and file the certificate of formation of the Company (the “Certificate”), and to execute, deliver and file any amendments or restatements of the Certificate or any certificate of cancellation of the Certificate.

5.

Purpose/Powers. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing. The Company shall have the power and authority to do any and all acts necessary or convenient to or in furtherance of said purposes, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited liability companies under the laws of the State of Delaware.

6.

Management. Management, operation and policy of the Company shall be vested exclusively in the Member, who shall act as “manager” within the meaning of the Act. The Member, acting through its duly authorized agents and officers, is authorized and empowered on behalf and in the name of the Company to perform all acts and engage in all activities and transactions which it may in its sole discretion deem necessary or advisable in order to cause the Company to carry out its purpose and exercise the powers granted to the Company hereunder and under the Act. The Member is an agent of the Company and the actions of such Member in such capacity shall be binding on the Company without liability to the Member so acting.

7.

Agents; Officers. The Member by written instrument signed by the Member shall have the power to appoint agents and officers to act for the Company with such titles as the Member deems appropriate and to delegate to such agents and officers such of the powers as are held by the Member hereunder as the Member may determine. The Member by written instrument signed by the Member may, in the sole discretion of the Member, ratify any act previously taken by an agent or officer acting on behalf of the Company. Except as provided in this Section 7, the Member shall be the sole person with the power to bind the Company.

8.

Reliance by Third Parties. Any person or entity dealing with the Company or the Member may rely upon a certificate signed by the Member as to: (a) the identity of the Member; (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Member or are in any other manner germane to the affairs of the Company; (c) the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company; or (d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Member.

9.

Capital Contributions: Common Units. The Member has contributed $100 in cash, as its initial capital contribution to the Company in exchange for 1,000 Common Units of the Company (the “Common Units”). The Common Units shall be uncertificated. The Member may make, but shall not be required to make, additional capital contributions to the Company.

10.

Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

11.

Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

12.

Dissolution. The Company shall have perpetual existence unless it shall be dissolved and its affairs shall have been wound up upon (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Act. None of the events described in Section 18-304 of the Act shall cause the Member to cease to be a Member of the Company.

13.

Assignments. The Member may assign its limited liability company interest to any person, which person shall become a Member upon the filing of the instrument of assignment with the records of the Company.

14.

Amendments. This Agreement may be amended or restated from time to time by the Member.

15.

Liability of Member. The Member shall not have any liability for any obligations or liabilities of the Company except to the extent provided in the Act.

16.

Governing Law. This Agreement shall be governed by, and construed under, the Laws of the State of Delaware, all rights and remedies being governed by said laws.

17.

No State-law Partnership. The Member intends that the Company not be a partnership (including a limited partnership) or joint venture, and neither this Agreement nor any other document entered into by the Company or the Member relating to the subject matter hereof shall be construed to suggest otherwise.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date and year first above written.

MEMBER:

LAYER3 TV, INC.

By:	/s/ Jeffrey T. Binder
Name: Jeffrey T. Binder
Title: Chief Executive Officer